As filed with the Securities and Exchange Commission on August 9, 2013

Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________

Form S-8

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933
__________________

ENDOCYTE, INC.

(Exact name of registrant as specified in its charter)

Delaware	35-1969-140
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3000 Kent Avenue, Suite A1-100 West Lafayette, IN 47906
(Address of Principal Executive Offices) (Zip Code)

ENDOCYTE, INC.

2010 equity INCENTIVE plan

(Full title of the plan)

____________________

P. Ron Ellis

President and Chief Executive Officer
Endocyte, Inc.
3000 Kent Avenue, Suite A1-100

West Lafayette, IN 47906

(Name and address of agent for service)

(765) 463-7175

(Telephone number, including area code, of agent for service)

Copy to:

David C. Worrell

Faegre Baker Daniels LLP

600 East 96th Street, Suite 600

Indianapolis, Indiana 46240

(317) 569-9600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated Filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller Reporting Company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Stock, par value $0.001 per share ("Common Stock")	2,830,000(3)	$17.06	$48,279,800.00	$6,585.37
Unused 2007 Plan Shares of Common Stock	35,365(4)	$17.06	$ 603,326.90	$ 82.30

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also registers additional shares of Common Stock as may be offered or issued to prevent dilution resulting from stock splits, stock dividends, and similar transactions in accordance with the anti-dilution provisions of the Endocyte, Inc. 2010 Equity Incentive Plan (the "2010 EIP").

(2)	Estimated solely for the purpose of calculating the registration fee and computed in accordance with Rule 457(c) and (h) under the Securities Act using the average of the high and low sale prices of the Common Stock as reported by the Nasdaq Global Market on August 7, 2013, which was $17.06 per share.

(3)	This Registration Statement registers an additional 2,830,000 shares of Common Stock, not previously registered, under the 2010 EIP pursuant to the evergreen provision of the 2010 EIP.

(4)	This Registration Statement also registers up to 35,365 shares of Common Stock, not previously registered, under the 2010 EIP that consisted of outstanding awards that expired, terminated, were forfeited or were repurchased under the Endocyte, Inc. 2007 Stock Plan (the "2007 Plan") through July 31, 2013. The number of shares available for issuance under the 2010 EIP may be increased from time to time by additional shares of Common Stock subject to outstanding awards under the 2007 Plan that expire, terminate, are forfeited or are repurchased for any reason.

STATEMENT PURSUANT TO GENERAL INSTRUCTION E

OF FORM S-8 "REGISTRATION OF ADDITIONAL SECURITIES"

Endocyte, Inc. (the "Registrant") filed a Registration Statement on Form S-8 (File No. 333-172121) with the Securities and Exchange Commission (the "Commission") on February 9, 2011 (the "Initial Registration Statement"), which registered shares of the Registrant's Common Stock, par value $0.001 per share (the "Common Stock") available for issuance under the Endocyte, Inc. 2010 Equity Incentive Plan (the "2010 EIP"), among other plans. Pursuant to General Instruction E to Form S-8, the contents of the Initial Registration Statement are incorporated herein by reference.

The Registrant has filed this Form S-8 Registration Statement (this "Registration Statement") to register: (i) 2,830,000 additional shares of Common Stock, not previously registered, under the 2010 EIP that are available for issuance under the 2010 EIP based on approval by the Registrant's Board of Directors on November 17, 2011 and November 14, 2012 pursuant to the automatic share reserve increase provision of the 2010 EIP (such shares, the "Additional Shares"); and (ii) 35,365 shares of Common Stock, not previously registered, under the 2010 EIP, that were subject to awards that expired or were otherwise terminated without having been exercised in full, or were forfeited to or repurchased by the Registrant, under the Registrant's 2007 Stock Plan (the "2007 Plan") (such shares, the "Newly Available 2007 Plan Shares") through July 31, 2013. The 2010 EIP provides, among other things, that any shares of Common Stock subject to outstanding awards under the 2007 Plan that expire, terminate, are forfeited or are repurchased are available for issuance under the 2010 EIP, subject to certain limitations.

The Newly Available 2007 Plan Shares were previously registered by the Registrant on the Initial Registration Statement. Concurrently with the filing of this Registration Statement, the Registrant is filing a post-effective amendment to the Initial Registration Statement deregistering the Newly Available 2007 Plan Shares that are being carried forward under this Registration Statement.

This Registration Statement is hereby filed to reflect that, following the date hereof, the Additional Shares and the Newly Available 2007 Plan Shares are registered under the 2010 EIP.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Lafayette, State of Indiana, on August 9, 2013.

Endocyte, Inc.
By:	/s/ P. Ron Ellis P. Ron Ellis, President and Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in their respective capacities and on the respective dates indicated opposite their names. Each person whose signature appears below hereby authorizes P. Ron Ellis and Michael A. Sherman, or either of them, each with full power of substitution, to execute in the name and on behalf of such person any amendment to this Registration Statement, including post-effective amendments, and to file the same, with exhibits thereto, and other documents in connection therewith, making such changes in this Registration Statement as the Registrant deems appropriate, and appoints each of P. Ron Ellis and Michael A. Sherman, each with full power of substitution, attorney-in-fact to sign any amendment and any post-effective amendment to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith.

Signature	Title	Date

/s/ P. Ron Ellis	Director, President and Chief Executive Officer (Principal Executive Officer)	August 9, 2013
P. Ron Ellis

/s/ Michael A. Sherman	Chief Financial Officer (Principal Financial Officer)	August 9, 2013
Michael A. Sherman

/s/ Beth A. Taylor	Corporate Controller (Principal Accounting Officer)	August 9, 2013
Beth A. Taylor

/s/ John C. Aplin	Chairman of the Board of Directors	August 9, 2013
John C. Aplin

/s/ Philip S. Low	Director and Chief Science Officer	August 9, 2013
Philip S. Low

/s/ Keith E. Brauer	Director	August 9, 2013
Keith E. Brauer

/s/ Ann F. Hanham	Director	August 9, 2013
Ann F. Hanham

/s/ Marc D. Kozin	Director	August 9, 2013
Marc D. Kozin

/s/ Peter D. Meldrum	Director	August 9, 2013
Peter D. Meldrum

/s/ Fred A. Middleton	Director	August 9, 2013
Fred A. Middleton

/s/ Lesley Russell	Director	August 9, 2013
Lesley Russell

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit
4.1	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Annual Report on Form 10-K filed by the Registrant on March 18, 2011, SEC File No. 001-35050).
4.2	Amended and Restated By-Laws of the Registrant (incorporated by reference to Exhibit 3.2 to the Annual Report on Form 10-K filed by the Registrant on March 18, 2011, SEC File No. 001-35050).
4.3	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Amendment No. 3 to Form S-1 (Registration No. 333-168904) filed January 12, 2011).
4.4	Endocyte, Inc. 2010 Equity Incentive Plan (incorporated by reference to Exhibit 10.4 to Form S-1 (Registration No. 333-168904) filed August 17, 2010).
5	Opinion of Faegre Baker Daniels LLP.
23.1	Consent of Ernst & Young, LLP.
23.2	Consent of Faegre Baker Daniels LLP (contained in the Opinion filed herewith as Exhibit 5).
24	Powers of Attorney (included on the signature page of this Registration Statement).